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                                                                    Exhibit 99.1


PRESS RELEASE                                     FOR IMMEDIATE RELEASE
                                                  Contact:
                                                   Robert W. White,
                                                   CHAIRMAN, PRESIDENT AND CEO
                                                   or
                                                   Jack Sandoski,
                                                   SENIOR VICE PRESIDENT AND CFO
                                                   (215) 886-8280


           ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES RESULTS OF FIRST ANNUAL SHAREHOLDER MEETING AND STOCK PURCHASES TO FUND PLAN

                            ------------------------

Jenkintown, PA (June 23, 2005) -- Abington Community Bancorp, Inc. (NASDAQ/NMS:
ABBC) (the "Company"), the holding company for Abington Bank, today announced it had received approval of the four proposals presented to shareholders at its first annual meeting held today at the Huntingdon Valley Country Club.

At its first annual meeting as a publicly-held company, Abington Community Bancorp's shareholders re-elected Jane Margraff Kieser and Robert W. White to the Board of Directors for three-year terms. Shareholders also approved the adoption of the 2005 Stock Option Plan, the 2005 Recognition and Retention Plan and ratified the appointment of Deloitte & Touche LLP as its independent public accounting firm.

"I am pleased by the support of our shareholders in voting in favor of our four proposals," said Robert W. White, Chairman, President and Chief Executive Officer of Abington Community Bancorp, Inc. "We are gratified by this showing of shareholder support for the plans and our directors."

In order to fund the 2005 Recognition and Retention Plan adopted today, the related trust will purchase 285,660 shares of Abington Community Bancorp's common stock in the open market. Purchases will be made from time to time at the discretion of management.

Abington Community Bancorp, Inc. is the "mid-tier" holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as seven additional full service branch offices and four limited service banking offices located in Montgomery and Bucks Counties, Pennsylvania. As of March 31, 2005, Abington Community Bancorp had $748.1 million in total assets, $422.0 million in deposits and $119.1 million in stockholders' equity.

STATEMENTS CONTAINED IN THIS NEWS RELEASE WHICH ARE NOT HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS. FACTORS WHICH COULD RESULT IN MATERIAL VARIATIONS INCLUDE, BUT ARE NOT LIMITED TO, CHANGES IN INTEREST RATES WHICH COULD AFFECT NET INTEREST MARGINS AND NET INTEREST INCOME, COMPETITIVE FACTORS WHICH COULD AFFECT NET INTEREST INCOME AND NON-INTEREST INCOME, CHANGES IN DEMAND FOR LOANS, DEPOSITS AND OTHER FINANCIAL SERVICES IN THE COMPANY'S MARKET AREA; CHANGES IN ASSET QUALITY, GENERAL

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ECONOMIC CONDITIONS AS WELL AS OTHER FACTORS DISCUSSED IN DOCUMENTS FILED BY THE
COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME. INVESTORS ARE ENCOURAGED TO ACCESS THE COMPANY'S PERIODIC REPORTS FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION FOR FINANCIAL AND BUSINESS INFORMATION REGARDING THE COMPANY AT WWW.ABINGTONBANK.COM UNDER THE INVESTOR RELATIONS MENU. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES THAT OCCUR AFTER THE DATE ON WHICH SUCH STATEMENTS WERE MADE.




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